UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 14, 2023

Atlas Energy Solutions Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-41640	88-0523830
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5918 W. Courtyard Drive, Suite 500 Austin, Texas	78730
(Address of principal executive office)	(Zip Code)

Registrant’s telephone number, including area code: (512) 220-1200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.01 per share	AESI	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 14, 2023, Stephen C. Cole, a member of the Board of Directors (the “Board”) of Atlas Energy Solutions Inc. (the “Company”) notified the Board of his intention to resign from the Board and as a member of the Nominating and Corporate Governance Committee of the Board (the “Committee”), effective September 14, 2023. The resignation of Mr. Cole was not the result of any disagreement with the Company, the Company’s management, or any other member of the Board.

Also on September 14, 2023, upon the recommendation of the Committee, the Board appointed Gregory M. Shepard as a Class I director and as a member of the Committee, to fill the vacancy left by the resignation of Mr. Cole, to serve until his successor is elected and qualified, or, if earlier, until his death, disability, resignation, disqualification or removal. Mr. Shepard was not selected by the Board to serve as a director pursuant to any arrangement or understanding with any person.

Mr. Shepard was on the board of directors of 20th Century Industries, later renamed 21st Century Insurance Group, from 1995 to 2004. In 2017, Mr. Shepard signed the initial private placement memorandum to invest in Atlas Sand Management Company, LLC. From 2014 to 2019, Mr. Shepard was the sole owner and founder of Wisconsin Northern White Sands Holdings LLC, which explored building proppant mines in Illinois, Wisconsin, Oklahoma and Texas. From 1996 to 2019, Mr. Shepard was an activist investor in publicly traded subsidiaries of mutual property-casualty insurance companies including Meridian Insurance Group, Inc., State Auto Financial Corp., Donegal Group Inc. and EMC Insurance Group Inc. Mr. Shepard led the Union Insurance Group as Chairman and President from 1985 to 2004, and Vice President from 1981 to 1985. Mr. Shepard was subjected to a cease-and-desist order from the U.S. Securities and Exchange Commission (the “SEC”) in June 2014, for violations of Section 16(a) of the Securities Exchange Act of 1934, as amended, stemming from failures to file timely reports of holdings and transactions from 2010 to 2011 in Donegal Group, Inc. Mr. Shepard ultimately signed a consent decree with the SEC, pursuant to which he paid an $80,000 civil penalty. Mr. Shepard received a Bachelor of Science in Insurance and Risk Management from the University of Illinois and a Juris Doctor from Northern Illinois University. He has been a member of the Illinois Bar Association since 1981. Mr. Shepard was selected to serve on our board of directors in light of his financial knowledge and familiarity with our predecessor, Atlas Sand Company LLC.

Based upon information requested from and provided by Mr. Shepard concerning his background, employment and affiliations, including family relationships, the Board determined that Mr. Shepard does not have any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that Mr. Shepard is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements of the New York Stock Exchange. There are no transactions in which Mr. Shepard has an interest requiring disclosure under Item 404(a) of Regulation S-K.

In connection with Mr. Shepard’s appointment to the Board, the Company expects to enter into its standard indemnification agreement in substantially the same form as those entered into with our other directors with Mr. Shepard, which will require the Company, under the circumstances and to the extent provided for therein, to indemnify Mr. Shepard to the fullest extent permitted under Delaware law against liability that may arise by reason of his service to the Company, and to advance expenses incurred as a result of any proceeding against him as to which he could be indemnified.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATLAS ENERGY SOLUTIONS INC.

	By:	/s/ John Turner
		Name:	John Turner
Date: September 19, 2023		Title:	President and Chief Financial Officer